Calculation of Filing Fee Tables
S-8
UMB FINANCIAL CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $1.00 per share	Other	3,000,000	$ 122.55	$ 367,650,000.00	0.0001381	$ 50,772.46
Total Offering Amounts:						$ 367,650,000.00		$ 50,772.46
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 50,772.46
Offering Note
[1]	This Registration Statement on Form S-8 (this "Registration Statement") covers 3,000,000 shares of common stock, par value $1.00 per share ("UMB Common Shares"), of UMB Financial Corporation (the "Registrant") (i) that may be issued under the Amended and Restated UMB Financial Corporation Omnibus Incentive Compensation Plan, (the "A&R Plan") and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), any additional UMB Common Shares that may become issuable under the Plan by reason of any share dividend, share split or other similar transaction. The Proposed Maximum Offering Price Per Unit is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low sales prices reported for the UMB Common Shares on the NASDAQ Global Select Market on April 24, 2026. The Amount of Registration Fee is rounded up to the nearest penny.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources